                                                                    EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of May 14, 1998, by and between Excel Realty Trust, Inc., a Maryland corporation (the "Company") and Gary B. Sabin ("Executive").

                                   RECITALS

     A.   Executive is currently the Chief Executive Officer of the Company.

     B. The Company, a wholly owned subsidiary of the Company ("Sub"), and New Plan Realty Trust, a Massachusetts business trust ("New Plan"), have entered into an Agreement and Plan of Merger ("Merger Agreement"), pursuant to which Sub shall merge with and into New Plan (the "Merger").

     C. The Company desires to employ Employee, effective as of the time the Merger is consummated (the "Effective Time"), on the terms and conditions set forth in this Agreement, and Executive desires to be so employed.

                                   AGREEMENT

     IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

     1.   Employment.  The Company hereby agrees to employ Executive as the
          ----------
President of the Company, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

     2.   Term.  The period of employment of Executive by the Company hereunder
          ----
(the "Employment Period") shall commence at the Effective Time of the Merger (the "Commencement Date") and shall continue through December 31, 2002; provided, that, commencing on January 1, 2003, and on each January 1 thereafter, the Employment Period shall automatically be extended for one (1) additional year unless either party gives written notice not to extend this Agreement prior to six (6) months before such extension would be effectuated. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

     3.   Position and Duties.
          -------------------

          (a) Position. Subject to Section 3(b) of this Agreement, during the Employment Period, Executive shall serve as President of the Company, and shall report solely and directly to the Chief Executive Officer. Executive shall have those powers and duties normally associated with the position of President and, in particular, shall be responsible for the acquisitions and dispositions by the Company and such other powers and duties as may be properly prescribed by the Chief Executive Officer or the Board of Directors of the Company (the "Board"), provided that such other powers and duties are consistent with Executive's position as President. Executive shall devote such time, attention and energies to Company affairs as are necessary to fully perform his duties (other than absences due to illness or vacation) for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not materially and adversely affect the ability of Executive to fully perform his duties and responsibilities hereunder, to (i) subject to Section 6(d)(i), serve as an officer and director of Excel Legacy Corporation, a Delaware corporation ("Legacy"), (ii) manage Executive's personal, financial and legal affairs, and
(iii) serve on civic or charitable boards or committees and/or donate a reasonable portion of his time to various charitable endeavors and organizations.

          (b) Appointment as Chief Executive Officer. Upon Arnold Laubich's resignation or cessation of service as Chief Executive Officer of the Company, the Company intends and expects to appoint Executive as the Chief Executive Officer of the Company.

          (c) No Senior Employee. During the Employment Period, the Company shall not hire or retain any person (other than Arnold Laubich) as Chief Executive Officer of the Company or as Chairman of the Board of the Company, or in any other position of the Company that is senior to the position of President held by Executive; provided, that nothing herein is intended to limit the role of William Newman as Chairman of the Board of the Company.

          (d) Investment Committee. At the Effective Time, Executive shall be appointed by the Board as Chairman of the Board's Investment Committee (the "Investment Committee") and shall be given authority to direct the activities of the Investment Committee in accordance with the applicable provisions of the Merger Agreement and its ancillary documents, exhibits and schedules. During the Employment Period, the Investment Committee shall consist of four persons, as follows: (i) Executive, who shall act as Chairman of the Investment
Committee, (ii) an additional director of the Company designated by Executive, and (iii) Arnold Laubich and an additional director appointed by Laubich or if Laubich is not then a director two additional persons appointed by
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the Board. During the Employment Period, neither the Company nor the Board shall
(w) appoint or create any other committee to act as the Investment Committee or as an Executive Committee of the Board without Executive's prior written consent, (x) delegate any of the duties of the Investment Committee to the Board (subject only to matters required by law to be voted upon by the Board) or any other committee of the Board, (y) limit the scope or authority of the Investment Committee, except as provided in the Merger Agreement and its ancillary documents, exhibits and schedules, or (z) change the size or composition of the Investment Committee (except as provided in clause (iii) above). A similar arrangement shall prevail with respect to the Investment Committee of the Company's principal subsidiary, New Plan Realty Trust, and the term "Investment Committee" shall apply to each or both of such Committees.

          (e) During the term of this Agreement, Executive shall be nominated by the Board to serve as a director of the Company.

     4.   Place of Performance.  The principal place of employment of Executive
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shall be at the Company's operating offices in San Diego, California.

     5.   Compensation and Related Matters.
          --------------------------------

          (a) Salary. During the Employment Period, the Company shall pay Executive an annual base salary at the rate of not less than the annual salary paid to the Chief Executive Officer of the Company, but in no event less than $525,000 per year ("Base Salary"). With respect to the services to be performed by Executive for Legacy from time to time, agreements between the Company and Legacy provide for reimbursement to Company by Legacy of a portion of the salary, bonus, and other compensation benefits payable hereunder, none of which reimbursement shall accrue to Executive. Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

          (b) Bonus. The Board's compensation committee (the "Compensation Committee") shall review Executive's performance at least annually during each year of the Employment Period and cause the Company to award Executive a cash bonus in an amount equal to up to 50% of the Base Salary, as provided in Section 5(a) above, which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company; provided, however, that the cash bonus paid to Executive under this
Section 5(b) during the first year of the Employment Period shall not be less than $262,500. Subject to the proviso set forth in the preceding sentence, the amount of Executive's cash bonus shall be determined in the reasonable discretion of the Compensation Committee and shall be dependent upon, among other things, the achievement of certain performance levels by the Company, including, without limitation, growth in funds from operations, and Executive's performance and contribution to increasing the funds from operations.

          (c) Stock Options. Effective as of the Effective Time, Executive shall be awarded (i) an incentive stock option to purchase an amount of shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), equal to the difference between the number of stock options currently held by Arnold Laubich and those held by Executive on May 12, 1998, which options shall vest pro-rata over the remaining time period for the options issued to Laubich but in no event shall such options vest less favorably to Executive than on the first, second, third and fourth anniversaries of the date of grant in equal installments (collectively, the "Stock Options"); and (ii) incentive stock options to be awarded in the future at the times and in the amounts awarded to Arnold Laubich. Each share of the Common Stock subject to the Stock Options shall have an exercise price equal to the closing price of a share of Common Stock on the date the Effective Time occurs. The Stock Options shall be subject to the terms and conditions of the Company's 1993 Stock Option Plan (the "Company Option Plan"). The Company hereby represents and warrants to Executive that, at the time of grant: (a) the Company Option Plan will have sufficient shares available to effect the grant and exercise of the Stock Options and the Company Option Plan has been approved by its shareholders, (b) the Stock Options shall be granted by the Board or by a compensation committee of the Board satisfying the conditions for "non-employee directors" under Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), (c) the Stock Options will be properly authorized and approved by the Board and/or its compensation committee, (d) the Common Stock underlying the Stock Options will be registered on Form S-8 and (e) the Common Stock underlying the Stock Options will be listed on the New York Stock Exchange.
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          (d) Automobile.  During the Employment Period, the Company shall provide Executive with an automobile allowance of at least $12,000 per year.

          (e) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

          (f) Vacation. Executive shall be entitled to the number of weeks of vacation per year provided to the Company's Chief Executive Officer, but in no event less than four (4) weeks annually.

          (g) Services Furnished. During the Employment Period, the Company shall furnish Executive with office space, stenographic and secretarial assistance and such other facilities and services comparable to those provided to the Company's Chief Executive Officer.

          (h) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. The Company shall at all times provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to the Company's Chief Executive Officer (and his spouse and dependents to the extent provided under the applicable plans or programs) during the Employment Period. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, or any annual incentive or long-term performance plans.

     6.   Termination.  Executive's employment hereunder may be terminated
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during the Employment Period under the following circumstances:
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          (a) Death.  Executive's employment hereunder shall terminate upon his death.

          (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 7(a)) is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

          (c) Cause. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon Executive's:

              (i) conviction of, or plea of guilty or nolo contendere to, a felony; or

              (ii) willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason (as defined in Section 6(d)) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable best efforts to substantially perform his duties; or

              (iii) willful misconduct (including, but not limited to, a willful breach of the provisions of Section 10) that is materially economically injurious to the Company or to any entity in control of, controlled by or under common control with the Company ("Affiliate").

   For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any Affiliates thereof.; provided, however, that the willful requirement outlined
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in paragraphs (ii) or (iii) above shall be deemed to have occurred if the
Executive's action or non-action continues for more than ten (10) days after Executive has received written notice of the inappropriate action or non-action. Cause shall not exist under paragraph (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) or (iii) and specifying the particulars thereof in detail. This Section 6(c) shall not prevent Executive from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

          (d) Good Reason. Executive may terminate his employment for "Good Reason" within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company; provided, however, that with respect to Section 6(d), the Company shall have the right to challenge in any court of competent jurisdiction the Executive's determination that he has the right to terminate his employment for "Good Reason."

              (i) the failure of Executive to be appointed as Chief Executive Officer of the Company within thirty (30) days after Arnold Laubich ceases to serve as Chief Executive Officer of the Company; provided, however, if at such time Executive is an executive officer of Legacy, he shall have six months to resign such position and his appointment shall not be effective until such resignation, but will become effective only upon such resignation, but in no event will Executive be required to resign as a director or Chairman of the Board of Legacy. If such resignation is not effected within six (6) months, then the Company's failure to so appoint shall not constitute "Good Reason." Discontinuing Executive's employment as Chief Executive Officer shall not be deemed to be "Good Reason" if he, during such employment, resumes being an executive officer of Legacy;

          (ii) the assignment to Executive of duties materially and adversely inconsistent with Executive's status as President of the Company or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, reporting obligations, titles or authority;

          (iii) the assignment to Executive of duties materially and adversely inconsistent with Executive's status as Chairman of the Investment Committee or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, titles or authority in such capacity as Chairman of the Investment Committee;

          (iv) a breach of the Company's obligations under the last two sentences of Section 3(d);

          (v) a reduction by the Company in Executive's Base Salary or a failure by the Company to pay any such amounts when due;

          (vi) Except as provided in Section 6(d)(i) hereof the hiring of any person (other than Arnold Laubich in his capacity as Chief Executive Officer or Chairman of the Board of the Company) during the Employment Period whose position or authority would be senior to that of Executive;

          (vii) the relocation of the Company's operating offices or Executive's own office location to a location more than thirty (30) miles from San Diego, California;

          (viii) any purported termination of Executive's employment for Cause which is not effected pursuant to the procedures of Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

          (ix) the Company's failure to provide the Stock Options or the Company's material breach of one or more of the stock option agreements pursuant to which the Stock Options were issued to Executive;

          (x) the Company's failure to substantially provide any material employee benefits due to be provided to Executive;

          (xi) the Company's failure to provide in all material respects the indemnification set forth in Section 11 of this Agreement; or
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              (xii)  a Change in Control (as defined below) of the Company.

   Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment during the thirty (30) day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

          (e) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

   For purposes of this Agreement, a "Change in Control" of the Company means the occurrence of one of the following events:

          (1) individuals who, on the Commencement Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Commencement Date whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

          (2) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Commencement Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the

   Board (the "Company Voting Securities"); provided, however, that an event described in this paragraph (2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities,
   (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (3)), or (E) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

          (3) the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company's assets (a "Business Transaction"), unless immediately following such Business Transaction (i) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company's assets in such Business Transaction (the "Surviving Corporation") is beneficially owned, directly or indirectly, by the Company's shareholders immediately prior to any such Business Transaction, and (ii) no person (other than the persons set forth in clauses (A), (B), or (C) of paragraph (2) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a "Non-Qualifying Transaction")); or

          (4) Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as such shareholders owned the Company's outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement and the Stock Option Agreements pursuant to which the Stock Options were granted.

     7.   Termination Procedure.
          ---------------------

          (a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

     8.   Compensation Upon Termination or During Disability.  In the event
          --------------------------------------------------
Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this
Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

          (a) Termination By Company Without Cause or By Executive for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

              (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and to Executive (B) a lump sum cash payment of Two Million Five Hundred Thousand Dollars ($2,500,000), as soon as practicable following the Date of Termination; provided, however, to the extent that the Company would not be able to deduct any portion of such payment pursuant to Section 162(m) of the Internal

   Revenue Code of 1986, as amended (the "Code"), such portion of the payment, together with accrued interest as provided below, shall be made at the earliest time that such portion first would be deductible by the Company under Code Section 162(m); and provided, further that to the extent that any portion of such payment is deferred as provided in this Section 8(a)(i), such portion shall accrue interest at the rate of 8% per annum from the Date of Termination until the payment is made;

          (ii) the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of three (3) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), provided, that such Continued Benefits shall terminate on the date or dates Executive receives substantially equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); and

          (iii) the Company shall reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment;

          (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company;

          (v) all stock options and other pension or employment benefits granted to Executive during the Employment Period and more than one year prior to the Date of Termination shall fully vest as of the Date of Termination and all stock options granted before the Employment Period shall also fully vest;

          (vi) the Company shall forgive and cancel all loans made by the Company or any Affiliate to Executive during the Employment Period, if any, and shall take all actions and execute all documents necessary to evidence the forgiveness and cancellation of such loans; and

          (vii) the Company shall eliminate any and all restrictions on Executive's ability either to engage in any activities, directly or indirectly, in competition with the Company (including, without limitation, the restrictions set forth in Section 10(c) of this Agreement but not the restrictions set forth in Sections 10(a) and (b), or to make any investment in competition with the Company, and shall execute all documents necessary or reasonably requested by Executive to reflect such elimination of restrictions.

          The foregoing notwithstanding, the total of the severance payments payable under this Section 8(a) shall be reduced to the extent the payment of such amounts would cause Executive's total termination benefits (as determined by Executive's tax advisor) to constitute an "excess" parachute payment under
Section 280G of the Code and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

         (b) Cause or By Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

               (i) the Company shall pay Executive his Base Salary and, to the extent required by law or the Company's vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

               (ii) the Company shall reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

               (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

          (c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

               (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) and Continued Benefits for the longer of (i) six (6) months or (ii) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company paying the benefits described in Section 5(h), up to a maximum of three (3) years of Base Salary continuation; and

               (ii) the Company shall reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment; and

               (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

          (d) Death. If Executive's employment is terminated by his death:

               (i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary through the Date of Termination and one (1) times Executive's annual rate of Base Salary, and shall provide Executive's spouse and dependents with Continued Benefits for one (1) year;

               (ii) the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment; and

               (iii) Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

          (e) Failure to Extend. A failure to extend the Agreement pursuant to
Section 2 by either party shall not be treated as a termination of Executive's employment for purposes of this Agreement.

     9.   Mitigation. Executive shall not be required to mitigate amounts
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payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

     10.  Confidential Information, Ownership of Documents; Non-Competition.
          -----------------------------------------------------------------

          (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the

Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

          (b) Removal of Documents; Rights to Products. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company.

          (c) Protection of Business. During the Employment Period and until the first anniversary of Executive's Date of Termination (but only in the event Executive is terminated by the Company for Cause, Executive terminates employment without Good Reason or Executive is terminated by the Company for Disability), the Executive will not (i) engage, anywhere within the geographical areas in which the Company or any of its Affiliates (the "Designated Entities") are conducting their business operations or providing services as of the Date of Termination, in any business which is being engaged in by the Designated Entities as of the Date of Termination or pursue or attempt to develop any project known to Executive and which the Designated Entities are pursuing, developing or attempting to develop as of the Date of Termination, unless such project has been inactive for over nine (9) months (a "Project"), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization,
(ii) divert to any entity which is engaged in any business conducted by the Designated Entities in the same geographic area as the Designated Entities, any Project or any customer of any of the Designated Entities, or (iii) solicit any officer, employee (other than secretarial staff) or consultant of any of the Designated Entities to leave the employ of any of the Designated Entities. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than three (3%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company, and Executive shall not be prohibited from owning equity securities of, and acting as an officer and director of, Legacy. If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this
Section 10(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

          (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

          (e) Continuing Operation. Except as specifically provided in this
Section 10, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

     11.  Indemnification.
          ---------------

          (a) General. The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Maryland law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

          (b) Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

          (c) Enforcement. If a claim or request under this Section 11 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Maryland law.

          (d) Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company, shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

          (e) Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

          (f) Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are convenient for Executive.

         (g) Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

             (i) The Company will be entitled to participate therein at its own expense; and

             (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

             (iii) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

          (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

     12.  Legal Fees and Expenses. If any contest or dispute shall arise between
          -----------------------
the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

     13.  Successors; Binding Agreement.
          -----------------------------

          (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

     14.  Notice. For the purposes of this Agreement, notices, demands and all
          ------
other communications provided
for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

     Gary B. Sabin
     c/o Excel Realty Trust, Inc.
     16955 Via Del Campo
     San Diego, CA 92127

If to the Company:

     Excel Realty Trust, Inc.
     1120 Ave of the Americas
     New York, NY 10036
     Attn:  CEO

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     15.  Miscellaneous. No provisions of this Agreement may be amended,
          -------------
modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

     16.  Validity.  The invalidity or unenforceability of any provision or
          --------
provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     17.  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     18.  Entire Agreement. This Agreement sets forth the entire agreement of
          ----------------
the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     19.  Shareholder Approval. The Company represents and warrants to Executive
          --------------------
that no shareholder approval is required for the Company to enter into this Agreement and provide the benefits hereunder and to enter into the agreements described in Section 5.

     20.  Withholding. All payments hereunder shall be subject to any required
          -----------
withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

     21.  Noncontravention. The Company represents that the Company is not
          ----------------
prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

     22.  Section Headings. The section headings in this Employment Agreement
          ----------------
are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

     23.  Resignation and Termination. As of the Effective Time, (i) Executive
          ---------------------------
shall resign as Chief Executive Officer of the Company and Chairman of the Board, and (ii) Executive's Employment Agreement with the Company dated April 1, 1993 shall be deemed terminated without any termination payments being owed to him; provided, that for purposes of vesting any existing stock options, his employment shall not be terminated and his employment after the relevant grant date (whether before or after the Effective Time) shall be counted.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                           EXCEL REALTY TRUST, INC.,
                           a Maryland corporation


                           By:    /s/ Richard B. Muir
                                  ------------------------
                           Name:  /s/ Richard B. Muir
                                  ------------------------
                           Title: Executive Vice President
                                  ------------------------


                           /s/ Gary B. Sabin
                           -------------------------------
                           GARY B. SABIN